Exhibit 3.27(a)

RESTATED

CERTIFICATE OF INCORPORATION

OF

INSIGNIA FINANCIAL GROUP, INC.

Insignia Financial Group, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is Insignia Financial Group, Inc. The original name under which the corporation was incorporated in the State of Delaware is Insignia/ESG Holdings, Inc. The date the corporation filed its original Certificate of Incorporation with the Secretary of State was May 6, 1998.

2. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the corporation’s Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

FIRST: The name of the corporation is Insignia Financial Group, Inc.

SECOND: The registered office of the corporation in the State of Delaware is located in the County of New Castle, Delaware, at 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH: The total number of shares of stock that the corporation is authorized to issue is 100 shares of Common Stock, par value $0.01 per share.

FIFTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

SIXTH:

1.	To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) The Corporation shall promptly pay expenses incurred by any person described in the first sentence of subsection (a) of this Article SIXTH, Section 1 in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

(c) The Corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article SIXTH, Section 1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH, Section 1 or otherwise.

(d) The provisions of this Article SIXTH, Section 1 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article SIXTH, Section 1 shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article SIXTH, Section 1 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article SIXTH, Section 1 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article SIXTH, Section 1 shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article SIXTH, Section 1 shall be made to the fullest extent permitted by law.

(e) For purposes of this Article SIXTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

SEVENTH: The Board of Directors is authorized to adopt, amend, or repeal the By-laws of the corporation, without any action on the part of the stockholders, solely by the affirmative vote of at least a majority of the directors of the corporation then in office.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by its Chief Executive Officer this          day of July 2003.

INSIGNIA FINANCIAL GROUP, INC.

By:
Name: Ray Wirta
Title: Chief Executive Officer

[IFG Restated Charter]